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                                                                    EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in (i) Registration Statement No. 2-93044 on Form S-8, (ii) Registration Statement No. 33-27467 on Form S-8, (iii) Registration Statement No. 33-27468 on Form S-8, (iv) Registration Statement No. 33-44684 on Form S-3 and (v) Registration Statement No. 33-55944 on Form S-8 of Litton Industries, Inc. of our report dated February 27, 1996, with respect to the consolidated financial statements of the business and operations of PRC Inc. (which were purchased by Litton Industries, Inc. on February 16, 1996) included in this Current Report on Form 8-K/A to be filed with the Securities and Exchange Commission on or about March 1, 1996.


                                          /s/ Ernst & Young LLP


Washington, D.C.
February 27, 1996